[logo, Coopers & Lybrand]
4675 MacArthur Court, Suite 1600
Newport Beach, California 92680-9861
telephone (714) 251-7200
facsimile (714) 474-4382




June 14, 1996

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Source Scientific, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report for the month of June 1996. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/Coopers & Lybrand L.L.P.








[caption at bottom of letterhead:
Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.]